POWER OF ATTORNEY



The undersigned, being a person required to file a statement under section 16(a) of the Securities
Act of 1934 (the "1934 Act") and/or Section 30(h) of the Investment Company Act of 1940 (the "1940
Act") with respect to The High Yield Income Fund,
Inc., a Maryland corporation, does hereby appoint
Deborah A. Docs and Robert F. Gunia and each of them, as his attorney-in-fact to execute and deliver statements on Form 3, Form 4, and Form 5 as required by the 1934 Act and 1940 Act to take such other actions as such attorney-in-fact may deem necessary or appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorney-in-fact has taken or may take in reliance hereon.

IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 2nd day of March, 2005.


/s/Linda W. Bynoe
Linda W. Bynoe

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Social Security Number